Exhibit 99.1

AgriFORCE Reports Further Progress on Planned Acquisition of Delphy, a Leading European Agriculture/Horticulture and AgTech Consulting Firm

Reports reduction in upfront purchase price plus addition of earnout reflecting mutual confidence in the outlook and further alignment of interests

September 26, 2022 09:00 ET | Source: Agriforce Growing Systems Ltd.

VANCOUVER, British Columbia, Sept. 26, 2022 (GLOBE NEWSWIRE) — AgriFORCE Growing Systems Ltd. (“the Company”) (NASDAQ: AGRI; AGRIW), an intellectual property (IP)-focused AgTech company dedicated to advancing sustainable cultivation and crop processing across multiple platforms, today announced that following the definitive agreement to acquire Delphy Groep BV (Delphy), a Netherlands-based AgTech consultancy firm, the parties have further agreed to mutually extend the closing date as part of an Amended Agreement, to allow for sufficient time to complete a Form 14A for shareholder approval. The transaction is expected to be completed in the current calendar year, subject to AgriFORCE shareholder approval.

The Amended Agreement will reduce the total purchase price from USD$29 million to USD$17.66 million1, plus a potential earnout of up to USD$5.99 million1 over 2 years, based on achieving future performance milestones.

AgriFORCE CEO Ingo Mueller commented, “Due to the size of this planned transaction and the necessary adjustments to convert from Dutch GAAP to US GAAP where certain Government contract work is classified differently, the audit took longer than expected; however, Delphy has completed their audit and we are now looking to close the acquisition before year-end, subject to timely shareholder approval. We are extremely excited by Delphy’s robust capabilities and expanding customer base, and are more excited than ever about the potential revenue and operational synergies between our two organizations. Additionally, the reduction in the planned purchase price with the addition of an earnout component reflects the further alignment of our interests and our mutual confidence in the outlook for the business. Importantly, we believe this accretive acquisition will significantly transform our business and help catapult AgriFORCE onto the global stage.”

Jacco van der Wekken, CEO of Delphy, further noted, “We have worked hard to complete the audit and now look forward to building our strong relationship further. In the meantime, both AgriFORCE and Delphy have used this opportunity to put in place strategic plans, so we can hit the ground running immediately upon completion of the merger. Our two companies share an aligned mission and vision for the combined organization and believe the timing of this transaction will enable us to provide innovative solutions to the global food supply challenges through new production methodologies, advanced IP and the introduction of innovative products. In turn, we believe this will result in strong revenue growth and maximization of stakeholder’s value.”

About Delphy

Created in 2013 by the merger of DLV – a privately held former Department of the Dutch Ministry of Agriculture – and GreenQ – a company focusing on consultancy, education, projects and R&D innovation behind its Improvement Centres, Delphy is a leading consultancy and R&D improvement company based in the Netherlands, with over 200 employees and global operations. Delphy’s name is based on the classical antiquity name ‘Delphi’ which was the place where people came together with questions about crops, fertility and harvesting. Delphy stands for Worldwide Expertise in Food and Flowers.

About AgriFORCE

AgriFORCE Growing Systems Ltd. (NASDAQ: AGRI; AGRIW) is an AgTech company focused on the development and acquisition of crop production know-how and intellectual property augmented by advanced AgTech facilities and solutions. Looking to serve the global market, the Company’s current focus is on North and Central America, Europe, and Asia. The AgriFORCE vision is to be a leader in delivering plant-based foods and products through advanced and sustainable AgTech solution platforms that make positive change in the world—from seed to table. The AgriFORCE goal: Clean. Green. Better. Additional information about AgriFORCE is available at: www.agriforcegs.com.

1 Based on foreign exchange rate of EUR/USD of 1.00 as of September 20th, 2022

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This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission and elsewhere. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

This announcement is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy securities of the issuer. Any offer to sell or solicitation of an offer to buy securities of the issuer may only be made pursuant to a valid prospectus pursuant to an effective registration statement or pursuant to a valid exemption from registration under the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

Company Contact:

Ian Pedersen

Tel: (604) 757-0952

Email: ipedersen@agriforcegs.com

Investor Relations:

Crescendo Communications, LLC

David Waldman/Alexandra Schilt

Tel: (212) 671-1021

Email: AGRI@crescendo-ir.com

Media Relations:

Peppercomm

Hannah Robbins

Tel: (415) 633-3205

Email: AgriFORCE@peppercomm.com